MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

July 28, 2009

United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington, D.C. 20549

Re: White Dental Supply, Inc.

Dear Sir or Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated July 28, 2009 of White Dental Supply, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal and our audits for the years ended December 31, 2008 and 2007, and out reviews of interim financial statements.  We cannot confirm or deny that the appointment of De Joya Griffith & Company, LLC was approved by the Board of Directors, or that there were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
Las Vegas, Nevada

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501